Exhibit 99.2

August 4, 2015

ZAGG Inc Reports Record Second Quarter 2015 Revenue and Raises Full Year Adjusted EBITDA Guidance

•	Net sales increased 33% percent to a Q2 record of $66.7 million
•	Gross margins improved 400 bps to 37
•	Net income improved to $3.7 million, or $0.12 per GAAP diluted share compared to $0.8 million and $0.03, respectively, in 2014
•	Adjusted EBITDA improved to $10.3 million, an increase of 96% compared to $5.3 million in 2014
•	Company raises Adjusted EBITDA guidance range to $40 - $43 million

SALT LAKE CITY, August 2015 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq:ZAGG), a leading global mobile device accessories company, today announced financial results for the second quarter ending June 30, 2015.

“We are pleased to announce record sales for the second quarter and significant improvement in our profitability. These results reflect successful execution against our strategic plan to expand distribution and product placement, improve brand awareness, as well as improve our operational efficiencies,” commented Randy Hales, President and CEO of ZAGG Inc. “The company is well positioned to further our goal as the leading global brand in mobile accessories that consumers rely on to make the most of their mobile lives. This momentum, along with our commitment to continuous improvement, will enhance our financial performance and long-term shareholder value.”

Second Quarter Highlights (second quarter 2015 versus second quarter 2014)

•	Net sales of $66.7 million, an increase of 33% versus $50.2 million
•	Improved gross margins of 37% versus 33%
•	GAAP diluted EPS of $0.12 versus $0.03
•	Adjusted EBITDA of $10.3 million versus $5.3 million

Second Quarter Results

Net sales for the quarter increased 33% to a second quarter record of $66.7 million compared to $50.2 million in the same quarter of the previous year. The increase was primarily due to continued strong sales of screen protection products, primarily due to increased placement at wireless retailers, and new distribution globally. Sales declined during the quarter in tablet keyboards and mobile power due to customer launch initiatives in the second quarter last year that were not repeated this year. Audio declined due to less product placement at a key customer compared to the second quarter of 2014 and fulfillment challenges for audio inventory that was in high demand in the quarter.

Net sales by channel were consistent with last year with 90% through indirect channels, 5% through www.ZAGG.com, and 5% through the Company's mall cart and kiosk franchise locations. Sales from domestic operations during the second quarter of 2015 were 91% compared to 90% in 2014, while international sales made up 9% during the second quarter of 2015 compared to 10% in 2014.

Gross profit improved to $25.0 million, or 37% of net sales, versus $16.8 million, or 33% of net sales in 2014. The increase in gross profit percentage was primarily due to favorable sales mix and improved operational efficiencies.

Net income improved to $3.7 million, compared to $0.8 million in the second quarter of 2014. Fully diluted shares outstanding were 29.8 million compared to 30.6 million outstanding in the same period last year, reflecting the impact of the Company’s share repurchase activity. As a result of higher net income and lower shares outstanding, fully diluted earnings per share increased to $0.12 from $0.03 per diluted share in 2014.

Adjusted EBITDA improved to $10.3 million versus $5.3 million in the prior year period.

Year-to-Date Highlights (6 months 2015 versus 6 months 2014)

•	Net sales increased 25% to $123.9 million from $99.2 million
•	Improved gross margins of 39% versus 35%
•	GAAP diluted EPS of $0.23 versus $0.06
•	Adjusted EBITDA increased 82% to $19.6 million versus $10.8 million

Net sales for the first six months increased 25% to $123.9 million compared to $99.2 million in the same period of the previous year. Distribution gains during the first half, particularly in wireless retail in the U.S. and Western Europe, drove net sales gains in screen protection this year. Sales declined during the period in tablet keyboards and portable power due to launch timing into key retailers in the first half of 2014. Audio declined compared to last year due to less product placement at a key customer compared to the first half of 2014, and fulfillment challenges for audio inventory that was in high demand in the second quarter.

Net sales by channel were consistent with last year. In the first six months of 2015 the indirect channel represented 89% of net sales, 5% came from www.ZAGG.com, and 6% from the Company's mall cart and kiosk franchise locations. Sales from domestic operations during the first half of 2015 were 92% compared to 86% in 2014, while international sales made up 8% during the period of 2015 compared to 14% in 2014. International sales grew year-over-year to $6.0 million from $5.0 million in the first half of 2014 primarily driven by growth in Western Europe.

Gross profit improved in the first half to $47.9 million, or 39% of net sales versus $34.6 million, or 35% of net sales in the same period 2014. The increase in gross profit percentage was primarily due to higher sales of screen protection products and improved operational efficiencies.

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Net income improved to $6.9 million, compared to $1.8 million in the first half of 2014. Fully diluted shares outstanding were 29.7 million compared to 30.7 million outstanding in the same period last year, reflecting the impact of the Company’s share repurchase activity. As a result of higher net income and lower shares outstanding, fully diluted earnings per share increased to $0.23 from $0.06 per diluted share in 2014.

Adjusted EBITDA improved by 82% to $19.6 million versus $10.8 million in the prior year period, primarily driven by improved gross margin and operational efficiencies.

About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation expense) contained in this commentary is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Updated 2015 Business Outlook

The Company reiterates annual net sales guidance in a range of $260 to $270 million, which reflects anticipated growth of about 50% in Western Europe, expanded distribution, and growth with existing retailers globally, partially offset by the normalization of sales for screen protection sales from levels experienced with the launch of new OEM devices in late 2014 and the impact of a declining euro versus the U.S. dollar. This forecast includes additional OEM device launches in the second half of 2015, which are not anticipated to exceed the record levels of device unit sales experienced in the second half of 2014.

The Company estimates gross margin as a percentage of net sales to improve to the mid to high 30’s from the previous guidance of mid 30’s due to continued favorable product sales mix and improved operational efficiencies.

As a result of these factors, the Company is raising annual Adjusted EBITDA guidance to $40 to $43 million from a previous range of $38 to $41 million, which anticipates the increase in gross margin, partially offset by increases in operating expenses. Adjusted EBITDA margin is now expected to be in a range of 15% to 16%, an improvement of 300 to 400 basis points from 2014 Adjusted EBITDA margin of 12%.

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Conference Call

A conference call will be held today at 5:00 p.m. EDT to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new and existing product categories; (g) the impacts of changes in economic conditions, including on customer demand; (h) managing inventory in light of constantly shifting consumer demand; (i) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (j) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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Supporting Resources

•	ZAGG products
•	ZAGG investor relations
•	ZAGG on Facebook
•	ZAGG on Twitter
•	ZAGG on YouTube
•	ZAGG blog

About ZAGG Inc:

ZAGG® Inc (NASDAQ: ZAGG) and its subsidiaries (the “company”) design, produce and distribute creative mobile accessory solutions. The company’s three distinct brands -- ZAGG, iFrogz® and InvisibleShield® -- offer solutions such as keyboards, cases, screen protection, audio, power management and gaming products. ZAGG serves as the professional, work-hard technology-based product line; iFrogz is the fun, trend-driven, clever and colorful product line; and InvisibleShield is the durable, scientifically-formulated, protective product line. ZAGG Inc distinguishes itself by offering industry-leading products through targeted global distribution channels, with the broadest product offering in its sector. More information about the company and its brands is available at ZAGG.com or on Facebook, Twitter, Google+ and YouTube.

CONTACT:

Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Media:

Edelman

Roman Skuratovskiy

650-762-2835

roman.skuratovskiy@edelman.com

Company:

ZAGG Inc

Nathan Nelson

801-506-7341

nnelson@zagg.com

Source: ZAGG Inc

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